UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2015

Marin Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35838	20-4647180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Mission Street, 25th Floor San Francisco, California 94105		94105
(Address of principal executive offices)		(Zip Code)

(415) 399-2580

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 10, 2015, Chris Lien, Marin Software’s Founder and Executive Chairman, agreed to step down from the Executive Chairman position and will cease to be an employee of the company effective September 30, 2015. Mr. Lien will continue to serve as a member of the Board of Directors and serve as Chairman of the Board.

(e)

Pursuant to a Severance and Change of Control Agreement, dated as of April 19, 2013, between Mr. Lien and Marin Software, Mr. Lien would be entitled to receive severance benefits equal to nine months of his current annual base salary of $275,000 and the monthly benefits premium under COBRA until the earliest to occur of (i) nine months after his last date of employment or (ii) the expiration of his continuation coverage under COBRA. In addition, Marin Software has agreed that Mr. Lien will be eligible to receive a pro-rata portion of any bonus payable for fiscal 2015 based on the portion of the year he served as an employee of Marin Software. The amount of any such bonus will be determined by Marin Software’s Compensation Committee and will be subject to applicable payroll deductions and withholdings. All separation benefits are subject to Mr. Lien’s execution of a release of claims agreement after his last day of employment. Effective October 1, 2015, Mr. Lien will be eligible for any director compensation programs for non-employee directors as may be determined from time to time by the Compensation Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marin Software Incorporated

Date: September 15, 2015	By:	/s/ Stephen E. Kim
Stephen E. Kim EVP, General Counsel and Corporate Secretary